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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Annual Report (Form 10-K) of PolyOne Corporation of our reports dated February 22, 2005, with respect to the consolidated financial statements of PolyOne Corporation, PolyOne Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of PolyOne Corporation, included in the 2004 Form 10-K of PolyOne Corporation.

Our audits also included the financial statement schedule of PolyOne Corporation listed in Item 15(a)(2). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-47796) pertaining to Post Effective Amendment No. 2 on Form S-8 to Form S-4 and in the Registration Statement (Form S-8 No. 333-48002) pertaining to the PolyOne Corporation 2000 Stock Incentive Plan of our reports dated February 22, 2005, with respect to the consolidated financial statements and schedule of PolyOne Corporation, PolyOne Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of PolyOne Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2004.


                                                           /s/ ERNST & YOUNG LLP

Cleveland, Ohio
March 4, 2005